Exhibit 99.1

Action Products Int’l Receives $5.66M Cash From Legal Judgment

Cash Infusion Improves Balance Sheet, Provides Additional Working & Growth Capital

ORLANDO, FL—March 11, 2008–Action Products International, Inc. (NasdaqCM:APII) a manufacturer and distributor of brand-focused educational toys and products, announced the receipt of $5.66 M in cash and accrued interest awarded to the company stemming from a trial judgment against Lung Cheong International Holdings Ltd., a Chinese toy manufacturer, and related parties.

The judgment, reached in late 2006, was the result of a breach of contract lawsuit and related complaints filed by Action Products against Lung Cheong, et al, in 2002. After enforcement steps initiated by APII, the funds were deposited in escrow while Lung Cheong appealed the Circuit Court’s ruling to the State Court of Appeals. After appellate hearings, in November 2007 the Court of Appeals unanimously upheld the original judgment in its entirety; last month, Action Products petitioned Alachua County circuit court to release the funds. The total sum, $5.66 M, includes $5.1 M of the funds from the judgment plus interest earned on the cash over the appeal period. The Company estimates net proceeds at $3.23M, after contingent and other, legal fees and expenses. There are court actions pending regarding the recovery of costs and expenses.

“The receipt of these funds marks the successful end of a protracted, but critical action taken by the company,” said Ron Kaplan, CEO of Action Products. “With our recent improvements, including a back-to-basics approach, focusing on our core business initiatives and new product launches, this resolution and proceeds provide additional resources to significantly improve our balance sheet and propel our growth. We believe the settlement will give us the financial flexibility to support the execution of our vision for the future of Action Products.”

About Action Products International, Inc.

Action Products International, Inc. is a global manufacturer and distributor of brand-focused educational toys and products serving the non-violent children’s toys market for over thirty years. Headquartered in Orlando, Florida, the Company’s product line includes premium wooden toys, action figures, play-sets and activity kits that emphasizes on educational fun within the themes of arts and crafts, nature and science. The Company’s products are distributed and sold by more than two thousand retail stores in the US, Canada, and the UK. For more information about Action Products International, Inc., please visit our website at www.apii.com.

Safe Harbor Forward-Looking Statements

Statements contained in this release that are not strictly historical are “forward-looking statements.” Such forward-looking statements are sometimes identified by words such as “intends,” “anticipates,” “believes,” “expects,” and “hopes.” The forward-looking

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statements are made based on information available as of the date hereof, and the Company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for the Company’s products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for the Company and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:

Ron Kaplan, CEO

Rob Burrows, CFO

Action Products

407-481-8007

Investor Relations:

The Investor Relations Group, (212) 825-3210

Jordan Silverstein

jsilverstein@investorrelationsgroup.com

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